Exhibit 10.1

MODIFICATION AND EXTENSION AGREEMENT

This MODIFICATION AND EXTENSION AGREEMENT (this “Agreement”) made as of this 19th day of September, 2006, is entered into by and between W. Sam Chandoha, an individual, having his principal place of business located at 333 East 79th Street, Penthouse North, New York, New York 10021 (“Chandoha”), and Findex.com, Inc., a corporation duly organized and existing under the laws of the State of Nevada, having its principal place of business located at 11204 Davenport Street, Suite 100, Omaha, Nebraska 68154 (the “Corporation” and, together with Chandoha, the “Parties”).

WHEREAS, the Parties hereto have executed a certain Convertible Secured Promissory Note dated July 20, 2006, payable to the order of Chandoha in the original principal sum of one hundred fifty thousand dollars ($150,000) together with interest at a rate of ten percent (10%) per thirty-day period (the “Note”), secured by a certain Security Agreement dated July 20, 2006, wherein the Corporation granted Chandoha a continuing first party interest in all of its assets, including the intellectual property comprising the software products upon which the Corporation is dependent for revenue;

WHEREAS, pursuant to the terms of the Note, the Corporation has until September 20, 2006 (the “Maturity Date”) to pay to the order of Chandoha, in same day immediately available funds, the original principal sum together with all accrued interest outstanding thereon;

WHEREAS, on or before the Maturity Date, the Corporation will wire transfer seventy-five thousand dollars ($75,000) of the original principal of the Note, in same day immediately available funds, to the account of Chandoha, with seventy-five thousand dollars ($75,000) of the original principal remaining outstanding, together with the accrued and unpaid interest due thereon (the “Note Balance”); and

WHEREAS, the Parties now desire to modify the terms of the Note such that the Maturity Date on the Note Balance is extended for a period of thirty (30) days in consideration for which the Corporation will pay one percentage point on the remaining outstanding principal of the Note as of the date hereof ($750);

NOW, THEREFORE, for this and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Maturity Date Extension. The Maturity Date of the Note is hereby extended for a period of thirty (30) days, with the Note Balance, together with any additional interest accrued thereon, due and payable to the order of Chandoha, in same day immediately available funds, on or before October 20, 2006.

Outstanding Principal. In consideration for the extension of the Maturity Date, the Corporation will pay to the order of Chandoha, in same day immediately available funds, on or before October 20, 2006, one percentage point on the remaining outstanding principal of the Note as of the date hereof ($750).

Binding Effect. This Agreement represents the complete understanding and entire agreement of the Parties hereto with respect to the subject matter hereof, and may only be amended by a writing executed by both Parties. This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors and assigns of each of the Parties hereto.

Counterparts. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first written above

By:	/s/ Sam Chandoha
Name: Sam Chandoha

FINDEX.COM, INC.
By:	/s/ Steven Malone
Name: Steven Malone
Title: President & Chief Executive Officer